SMI Advisory Services, LLC

Letter Agreement

November 10, 2005

To: Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Sirs:

You have engaged us to act as the sole investment advisor to Sound Mind Investing Fund (the "Fund") pursuant to a Management Agreement approved by the Board of Trustees on August 29, 2005 (the "Agreement").

Effective upon commencement of operations of the Fund through the end of its second fiscal year, we hereby agree to waive our management fee and/or reimburse Fund expenses, but only to the extent necessary to maintain the Fund's total annual operating expenses, except brokerage fees and commissions, any 12b-1 fees, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses at 1.50% of the Fund's average daily net assets. Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the expense was incurred; provided that the Fund is able to make the repayment without exceeding the 1.50% expense limitation.

Very truly yours,

SMI Advisory Services, LLC

By: Eric S. Collier
Name: Eric S. Collier
Title: Managing Member

Acceptance

The foregoing Agreement is hereby accepted.

Unified Series Trust

By: Anthony J. Ghoston
Anthony J. Ghoston, President

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